Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO THE PROGRAM AGREEMENT

THIS FIRST AMENDMENT TO THE PROGRAM AGREEMENT (the “First Amendment”) is made to be effective as of August 4, 2025 (the “Effective Date”), by and among Coastal Community Bank, a Washington chartered bank (“Coastal”), and Dave Operating LLC (“Dave”). Each of Coastal and Dave shall also be referenced as a “Party” and collectively as the “Parties.”

RECITALS

A. WHEREAS, Coastal and Dave entered into that Program Agreement, dated February 27, 2025, as may be amended or restated from time to time, (the “Program Agreement”), pursuant to which Dave offers certain branded services to Customers on behalf of Coastal in connection with the marketing and servicing of certain credit card accounts; and

B. WHEREAS, the Parties now desire to update and amend certain terms of the Program Agreement, pursuant to the terms and conditions herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
All capitalized terms in this First Amendment, which are not otherwise defined herein, shall have the meaning given in the Program Agreement.

2.
Amendment to Section 7.3(b). Section 7.3(b) of the Program Agreement is hereby deleted and replaced with the following:

“(b) ExtraCash Balance Sheet Capacity. During the Term, Coastal shall maintain outstanding ExtraCash receivables balances on its balance sheet up to $225 million. Within [**] following the date on which Dave completes all of or a portion of the migration of its customers to Coastal as agreed to by the Parties, the minimum outstanding ExtraCash receivable balances held on Coastal’s balance sheet shall be [**] as of such date and at all times thereafter (the “Minimum Receivables Balances”). Until Coastal meets the Minimum Receivables Balance, Coastal shall maintain up to [**] of the ExtraCash Program outstanding balances on its balance sheet. Dave shall have the option, but not the obligation, to purchase from Coastal any and all outstanding ExtraCash gross receivables that, as of the proposed purchase date, are less than or equal to sixty (60) calendar days past their respective origination dates; provided, however, in no event shall the total outstanding ExtraCash gross receivables balance held by Coastal be permitted to fall below the Minimum Receivables Balance. Dave shall be required to purchase any ExtraCash

FIRST AMENDMENT TO THE PROGRAM AGREEMENT Page 1

receivables balances that are not collected within sixty (60) calendar days following their origination date. Each such purchase shall be made [**]. Dave’s purchase of ExtraCash receivables shall be completed pursuant to the Receivables Sale and Agreement between Dave and Coastal dated June 9, 2025 as may be amended or restated from time to time. For purposes of this Agreement, “ExtraCash gross receivables” shall refer to the principal amount of ExtraCash receivables, not including any associated fees or charges.

3.
Amendment to Section 7.4(c). Section 7.4(c) of the Program Agreement is hereby deleted.

4.
Amendment to Section 7.4(b). Section 7.4(b) of the Program Agreement is hereby deleted and replaced with the following:

“(b) Agreed Percentage. To secure Coastal against Dave’s potential liability for Credit Losses and Fraud Losses as set forth in Section 7.4(a) above, Dave shall establish and maintain a deposit account (as defined in the Uniform Commercial Code) at Coastal in Coastal’s name (the “Cash Collateral Account”) and, as further provided in Section 7.4(c), Dave each month shall fund the Cash Collateral Account in an amount (the “Cash Collateral Reserve Requirement”) equal to the sum of: [**] The funds in the Cash Collateral Account shall be available to Coastal to apply, with prior notice (but not prior demand) to Dave, to any and all Credit Losses and (upon Coastal’s election as set forth in Section 7.4(a)), and Fraud Losses (except for Fraud Losses directly arising from the ExtraCash Program feature). The Cash Collateral Account shall be funded by such amount on [**]. If there is any shortfall, Coastal shall notify Dave and Dave shall pay Coastal the amount of any such shortfall within [**]. Dave shall be liable for any deficiency if the funds in the Cash Collateral Account (together with any other Collateral) are insufficient to pay Coastal as set forth in Section 7.4(a). In addition, Dave will earn interest on the Cash Collateral Account equal to [**]. In the receivables sale agreement between the Parties, the Parties shall negotiate the terms (including any triggering threshold of Credit Card Receivables) of a different waterfall or other commercially reasonable security to secure Coastal against Dave’s potential liability for Credit Losses and Fraud Losses. Notwithstanding anything to the contrary, all purchases of ExtraCash receivables by Dave shall be funded exclusively from a separate collections account maintained by Dave and not from any Cash Collateral Account established pursuant to this Section 7.4. Dave shall replenish or Coastal shall reduce, as applicable, the amount held in the Cash Collateral Account no later than [**] following the end of each month to ensure that the balance maintained in the Cash Collateral Account is equal to the Cash Collateral Reserve Requirement as of such date. In the event this Agreement is terminated, upon expiration of any Transition Period, Coastal shall pay to Dave a success fee equal to [**]. Dave shall refrain from granting a security interest in the Cash Collateral Account or the funds to be deposited therein to any other Person other than Coastal. For the avoidance of doubt, the Cash Collateral Account is intended solely as security for Coastal’s exposure on Coastal-held receivables; it does not alter the accounting treatment of Dave’s product obligation liabilities or purchased receivables under applicable GAAP.”

FIRST AMENDMENT TO THE PROGRAM AGREEMENT Page 2

5.
Amendment to Schedule 6.2. Sections B(5) and B(6) of Schedule 6.2 are hereby deleted and replaced as follows:

“5. Coastal Balance Sheet Capacity Fee. [**].

6. Fraud Losses and Credit Losses. [**].

6.
Ownership of ExtraCash Receivables. The Parties agree that Coastal shall originate and shall retain legal ownership of ExtraCash receivables that are not purchased by Dave within the applicable purchase windows. [**], provided that, Dave’s obligations are expressly limited to the performance of the Program features and shall not constitute a guarantee or surety of Coastal’s general receivables, obligations, or debts. All reimbursement obligations hereunder are commercial in nature, arising from the design of the ExtraCash program and associated Customer agreements, and shall not create fiduciary or guarantor duties between Dave and Coastal. Further, the Parties agree to document, operate, and interpret this arrangement in a manner consistent with applicable U.S. GAAP and banking regulations, ensuring clear delineation of ownership, risk, and liability.

7.
Modifications. Any alteration, change, or modification of or to the Program Agreement, as amended by this First Amendment, in order to become effective, shall be made by written instrument or endorsement thereon and in each such instance executed on behalf of each party hereto.

8.
Counterparts. This First Amendment and any documents required to be executed by the parties hereunder may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument as though all signatures appeared on one document.

9.
Remaining Provisions. To the extent that this First Amendment modifies or is inconsistent or conflicts with the Program Agreement, the terms of this First Amendment shall control. All other provisions of the Program Agreement, as amended, shall remain in full force and effect.

10.
No Release of Covenants. Nothing in this First Amendment shall be interpreted to release either Party of its rights or obligations under the Program Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Program Agreement to be effective on the Effective Date written above.

COASTAL COMMUNITY BANK

/s/ Brian Hamilton

By: Brian Hamilton

Its: President, CCBX

DAVE OPERATING LLC

/s/ Kyle Beilman

By: Kyle Beilman

Its: Chief Financial Officer and
Chief Operating Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO THE PROGRAM AGREEMENT]